Exhibit 10.6

Heska Corporation Stock Incentive Plan (the “Plan”)
Stock Option Agreement (this “Agreement”)
(Employees and Consultants)

Award
This Award consists of an Option to purchase the number of Common Shares set forth on the Notice of Stock Option Grant, to which this Agreement is attached, at the Exercise Price per Common Share stated therein, which is not less than one-hundred percent (100%) of the Fair Market Value per Common Share on the Date of Grant (as defined in the Notice of Stock Option Grant).

Tax Treatment	This Option is intended to be an incentive stock option (“ISO”) under Code Section 422 or a nonstatutory option, as provided in the Notice of Stock Option Grant.
Vesting/ Exercisability
This Option vests and becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this Option shall vest and become exercisable in full if one of the following events occurs:
•    Your service as an Employee or Consultant of the Company or a Subsidiary terminates due to your death or Disability;
•    While you are an Employee or Consultant of the Company or a Subsidiary, a Change in Control is consummated, this Option is not continued by the Company and is not assumed by the surviving corporation or its parent, and the surviving corporation or its parent does not substitute its own option for this Option on no less favorable economic terms; or
•    While you are an Employee or Consultant, a Change in Control is consummated and your service is terminated without Cause or for Good Reason (as defined below), as applicable, in connection with or following such Change in Control.

Termination of Service
No additional portion of the Option shall become vested after your service as an Employee or Consultant of the Company or a Subsidiary has terminated for any reason other than those expressly outlined herein. For the avoidance of doubt, and notwithstanding anything herein or in the Plan to the contrary, in the event that your service terminates because your status changes from Employee or Consultant to Consultant, Employee or Outside Director of the Company or a Subsidiary, as applicable, such change in status will not be treated as a termination of service for purposes of this Agreement; provided, that in the event of such change in status, to the extent that this Option is an ISO, it will be subject to Section 5.4(d) of the Plan.

Exhibit 10.6

Definition of “Good Reason” (For Employees Only)
For purposes of this Agreement, and solely to the extent that you are an Employee of the Company, “Good Reason” shall have the meaning assigned to such term in your written employment, severance or other similar written agreement with the Company, or if no such agreement exists or the agreement does not define “Good Reason,” Good Reason means the occurrence of any of the following events without your written consent: (i) a demotion to a lower position, (ii) a material reduction of your duties, authority, or responsibilities of employment, (iii) a material reduction of your total compensation, or (iv) a required relocation of more than twenty (20) miles from your principal place of work; in each case, provided that you have given the Company or other surviving entity written notice within thirty (30) days of the occurrence of the event giving rise to Good Reason and the Company or other surviving entity has not cured within the thirty (30) days following its receipt of such notice.

Term
This Option expires at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Date of Grant set forth in the Notice of Stock Option Grant; provided, that it will expire sooner if your service terminates prior thereto, as described below.

Regular Termination
If your service as an Employee or Consultant of the Company or a Subsidiary terminates for any reason other than due to your death or Disability, this Option will expire at the close of business at Company headquarters on the date that is the earlier of the regular expiration date of the Option or ninety (90) days after your termination date. The Company determines when your service terminates for this purpose.

Termination due to Death
If your service as an Employee or Consultant of the Company or a Subsidiary terminates because of your death, then this Option will expire at the close of business at Company headquarters on the date that is the earlier of the regular expiration date of the Option or twelve (12) months after the date of your death.

Termination due to Disability
If your service as an Employee or Consultant of the Company or a Subsidiary terminates due to your Disability, then this Option will expire at the close of business at Company headquarters on the date that is the earlier of the regular expiration date of the Option or twelve (12) months after your termination date.

Exhibit 10.6

Leaves of Absence (For Employees Only)
Vesting of this Option shall be suspended during any unpaid leave of absence unless continued vesting is required by the terms of the leave or by applicable law.

For purposes of this Option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the Company approved your leave in writing and if continued crediting of service is required by the terms of the leave or by applicable law.

To the extent that this Option is an ISO, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by the terms of the leave or by applicable law. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, the Option shall cease to be treated as an ISO and shall be treated for tax purposes as an NQO.

Unless you immediately return to active work when the approved leave ends, your service will terminate.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise
When you wish to exercise this Option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Common Shares you wish to purchase pursuant to the Option. The exercise of the Option will be effective when the Company receives the Notice of Exercise with payment of the Option Exercise Price described herein.

If someone else wants to exercise this Option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Exhibit 10.6

Method of Exercise and Payment
When you submit your Notice of Exercise, you must include payment of the Option Exercise Price for the Common Shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:
•    Your personal check, a cashier’s check or a money order;
•    Certificates for Common Shares that you already own, along with any forms needed to effect a transfer of those Common Shares to the Company. The value of the Common Shares, determined as of the effective date of the Option exercise, will be applied to the Option Exercise Price. However, you may not surrender Common Shares in payment of the Exercise Price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes; or
•    By net exercise or broker’s cashless exercise procedure, or any other procedures approved by the Committee from time to time.

Withholding Taxes and Stock Withholding (For Employees Only)
Whenever Common Shares are to be issued pursuant to the exercise of any portion of the Option, the Company or an Affiliate thereof shall, in accordance with Section 12.1 of the Plan, have the power to withhold, or to require you to remit to the Company or such Affiliate thereof, an amount sufficient to satisfy any federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer issuance of the Common Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. You will be entitled to satisfy the amount of any such required withholding by having the Company withhold from the Common Shares otherwise issuable upon exercise of the Option a number of Common Shares having a Fair Market Value equal to the amount of such required tax withholdings.

Delivery of Common Shares Upon Exercise
As soon as practicable after receipt of the Notice of Exercise and payment in full of the Exercise Price and any applicable taxes and withholdings with respect to any exercisable portion of the Option, but subject to the transfer restrictions set forth herein, the Company will deliver to you (or such other person or entity entitled to exercise this Option) a certificate, certificates or electronic book-entry notation representing the Common Shares acquired upon the exercise thereof, registered in your name (or such other person or entity); provided that, if the Company, in its sole discretion, determines that, under applicable securities laws, any certificates issued hereunder must bear a legend restricting the transfer of such Common Shares, such certificates shall bear the appropriate legend.

Restrictive Covenants (For Employees Only)
Solely to the extent that you are an Employee, as a condition precedent to the effectiveness of this Award, you agree to execute, concurrently with your execution of this Agreement, and to be bound by the confidentiality, intellectual property rights assignment, and restrictive covenant provisions attached hereto as Exhibit A (the “Restrictive Covenants”).

Exhibit 10.6

Restrictions on Resale
By signing this Agreement, you agree not to sell any Common Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are in service with the Company or a Subsidiary (whether as an Employee, Consultant or Outside Director).

Transfer of Option
Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. You may, however, dispose of this Option in your will, by the laws of descent and distribution or through a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

No Retention Rights
Neither this Option nor this Agreement gives you the right to be employed or otherwise retained by the Company or a Subsidiary in any capacity. The Company or a Subsidiary reserves the right to terminate your service at any time and for any reason or no reason, with or without Cause.

No Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this Option by giving the required Notice of Exercise to the Company and paying the Exercise Price and any applicable taxes and withholdings.

No Guarantee of Future Awards	This Agreement does not guarantee you the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Colorado (without giving effect to its conflicts of law provisions).
The Plan
The Plan is hereby incorporated into this Agreement by reference. Unless otherwise defined herein, all capitalized terms used herein have the same meanings as set forth in the Plan. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

Entire Agreement
The Notice of Stock Option Grant, this Agreement (including all exhibits and annexes attached hereto) and the Plan together constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended only as provided in the Plan.

Counterparts	The Notice of Stock Option Grant may be signed in two counterparts, each of which will be an original, but both of which will constitute one and the same instrument.

Exhibit 10.6

Incentive Compensation Recoupment (For Employees Only)
Notwithstanding anything in the Plan or in this Agreement to the contrary, this Option shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be adopted and/or amended from time to time.

By signing the Notice of Stock Option Grant to which this Agreement is attached, you agree to all of the terms and conditions described above and set forth in the Plan.

EXHIBIT A

Restrictive Covenants

A.Non-Disclosure and Non-Use of Confidential Information.
(1)    You shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during your period of employment with the Company or thereafter, any Confidential Information (as defined below) of which you are or become aware, whether or not such information is developed by you, for any reason or purpose whatsoever, nor shall you make use of any of the Confidential Information for your own purposes or for the benefit of any Person except for the Company, its Subsidiaries and its Affiliates (individually, a “Company Group Member” and collectively, the “Company Group”), except (i) to the extent that such disclosure or use is directly related to and required by your performance in good faith of duties assigned to you by the Company or (ii) to the extent required to do so by a law or legal process, including a court of competent jurisdiction. You shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs contained in the Confidential Information of the Company unless permitted in writing by the Company. You will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.
(2)    For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by you during your period of employment with the Company concerning (i) the business or affairs of the Company Group (or any predecessor thereof) and (ii) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, information on current and prospective independent sales agents, software vendors or partners and sponsor banks, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date you propose to disclose or use such information.
(3)    For the avoidance of doubt, this Section A(3) does not prohibit or restrict you (or your attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand and acknowledge that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures.
B.Intellectual Property Rights.
(1)    You hereby assign, transfer and convey to the Company all of your right, title and interest in and to all Work Product (as defined below). You agree that all Work Product belongs in all instances to the Company. You will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after your period of employment with the Company) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after your period of employment with the Company) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. You recognize and agree that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.
(2)    For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to actual or anticipated business, operations, research and development of existing or future products or services of the Company Group and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your period of employment with the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on the Annex attached hereto. You hereby represent and warrant that the patents and other assets owned by you set forth on the Annex attached hereto are not related in any way to the Company Group, except as stated therein.
C.Non-Competition. During your period of employment with the Company Group and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), you will not, and will cause your affiliates not to, directly or indirectly, through or in association with any third party, in North America and any other territory in which the Company’s products are sold (the “Restricted Area”), (1) engage in, sell or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company Group or (2) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company Group Member is selling or providing, other than ownership of one percent (1%) or less of the equity of a publicly-traded company.
D.Non-Solicitation and Non-Interference. During the Restricted Period, you will not, and will cause your affiliates not to, directly or indirectly through or in association with any third party, (1) call on, solicit or service, engage or contract with or take any action which may interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between any Company Group Member and any current or prospective customer, supplier, distributor, developer, service provider, licensor or licensee, or other material business relation of such Company Group Member, (2) solicit, induce, recruit or encourage any employees of or consultants to the Company Group to terminate their relationship with the Company Group or take away or hire such employees or consultants, (3) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company Group) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company Group or (4) attempt to do any of the foregoing, either for your own purposes or for any other third party.
E.Non-Disparagement. You will not, in any manner, directly or indirectly, make any oral or written statement to any Person that disparages or places any Company Group Member or any of their respective officers, shareholders, members or advisors, or any member of the Board, in a false or negative light; provided, however, that you will not be required to make any untruthful statement or to violate any law.
F.Acknowledgment and Enforcement of Covenants.
(1)    Acknowledgment. You acknowledge that you have become familiar, or will become familiar, with the Company Group Members’ trade secrets and with other confidential and proprietary information concerning the Company Group Members and their respective predecessors, successors, customers and suppliers, and that your services are of special, unique and extraordinary value to the Company. You acknowledge and agree that the Company would not enter into this Agreement, providing for compensation on the terms and conditions set forth herein, but for your agreements herein (including those set forth in this Annex to the Agreement). Furthermore, you acknowledge and agree that the Company will be providing you with additional special knowledge after the Date of Grant, with such special knowledge to include additional Confidential Information and trade secrets. You agree that the covenants set forth in this Annex to the Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, good will, stable workforce and customer relations.
(2)    Representations. Without limiting the generality of your agreement with the provisions of Section F(1), you (i) represent that you are familiar with and have carefully considered the Restrictive Covenants, (ii) represent that you are fully aware of your obligations hereunder, (iii) agree to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agree that the Company currently conducts business throughout the Restricted Area and (v) agree that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether you are then entitled to receive severance pay or benefits from the Company. You understand that the Restrictive Covenants may limit your ability to earn a livelihood in a business similar to the business of the Company and its Affiliates, but you nevertheless believe that you have received and will receive sufficient consideration as provided hereunder to clearly justify such restrictions which, in any event (given your education, skills and ability), you do not believe would prevent you from otherwise earning a living. You agree that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to your detriment.
(3)    Severability. The Restrictive Covenants shall be construed as a series of separate covenants, one for each county, city, state or any similar subdivision in any geographic area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Annex to the Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Annex to the Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Annex to the Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
(4)    Enforcement. You agree that a breach by you of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company or another Company Group Member that would be difficult or impossible to measure, and that damages to the Company or the Company Group Member for any such injury may therefore be an inadequate remedy for any such breach. Therefore, you agree that in the event of any breach or threatened breach of any provision of the Restrictive Covenants, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement at law or otherwise, to seek to obtain from any court of competent jurisdiction specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants if and when final judgment of a court of competent jurisdiction is so entered against you. You further agree that the applicable period of time any Restrictive Covenant is in effect following your termination of employment with the Company shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.
(5)    Remedies for Breach. In addition, and not in any way in limitation of the foregoing, in the event of your breach of any of the Restrictive Covenants:
(i)    Forfeiture of Option. The entire Option (whether vested or unvested) shall immediately be forfeited and cancelled.
(ii)    Recovery of Shares. The Company shall be entitled to recover any Common Shares acquired upon the exercise of the Option and, if you have previously sold any Common Shares derived from the Option, the Company shall also have the right to recover from you the economic value thereof.
G.Governing Law. This Annex to the Agreement will be interpreted and enforced under the laws of the State of Colorado (without giving effect to its conflicts of law provisions).
Agreed and Acknowledged by:

Name:
Date:

ANNEX TO RESTRICTIVE COVENANTS
EXCLUDED WORK PRODUCT

I have no inventions.
The following is a complete list of all Work Product relative to the subject matter of my service that have been created by me, alone or jointly with others, prior to the Date of Grant, which might relate to the present business of the Company Group:
_

Additional sheets attached.

Participant Signature:                             Date: